Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(5)
(Form Type)
Casella Waste Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	457(r)	5,175,000	$100.00	$517,500,000	0.00014760	$76,383	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$517,500,000		$76,383

	Total Fees Previously Paid							—	—

	Total Fee Offsets							—	—

	Net Fee Due							$76,383

(1)	Includes 675,000 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form
S-3
(Registration
No. 333-260602)
(the “Registration Statement”). This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table included in the base prospectus forming part of the Registration Statement in accordance with Rules 456(b) and 457(r) under the Securities Act.